Exhibit 99.2

AMENDMENT

THIS AMENDMENT (this “Amendment”) is made as of this 29 day of November, 2002, by and between INNOVATIVE SOLUTIONS AND SUPPORT, LLC (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS:

A.                                   The Bank and the Borrower entered into a Reimbursement, Credit and Security Agreement dated as of August 1, 2000 (the “Agreement”), pursuant to which the Bank agreed to issue a letter of credit for the account of the Borrower in connection with the issuance of certain industrial development revenue bonds on behalf of the Borrower.

B.                                     In order to clarify their original understanding and to make certain other changes to the Agreement, the Borrower and the Bank have agreed to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the legality and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2.                                      Amendment to Agreement.  The Agreement is hereby amended effective as of September 30, 2001 (the “Effective Date”) as follows:

(a)                                  The definitions of “EBITDA” and “Fixed Charge Ratio” in Section 1.01 are amended and restated to read in full as follows:

“EBITDA” means on the date of determination the sum of (i) net income (or loss) plus (ii) interest expense plus (iii) income tax expense plus depreciation expense plus amortization expense, in each case determined on a consolidated basis for IS&S, Inc. and its subsidiaries for the previous four consecutive fiscal quarters.

“Fixed Charge Ratio” means on the date of determination the ratio of (i) EBITDA to (ii) the sum of interest expense plus Current Maturities plus unfunded capital expenditures plus dividends plus income tax expense, in each case determined for IS&S, Inc. and its subsidiaries on a consolidated basis for the previous four consecutive fiscal quarters.

(b)                                 The following definition of “Current Maturities” is added to Section 1.01 in the appropriate alphabetical order:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on IS&S, Inc.’s consolidated financial statements as of one year prior to the date of determination.

(c)                                  Section 6.10(c) is hereby deleted.

(d)                                 Section 6.21(b) is hereby amended and restated to read in full as follows:

“(b) IS&S, Inc., on a consolidated basis, shall maintain at all times a Fixed Charge Ratio equal to or greater than 1.25:1.00, calculated at the end of each fiscal quarter of IS&S, Inc.”

3.                                      Amendments to the Other Documents.  All references to the Agreement in the Collateral Documents or the Bond Documents and in any documents executed in connection therewith shall be deemed to refer to the Agreement as amended by this Amendment.

4.                                      Ratification of the Other Documents.  Notwithstanding anything to the contrary herein contained or any claims of the parties to the contrary, the Bank and the Borrower agree that the Agreement and the Collateral Documents and each of the documents executed in connection therewith are in full force and effect and each such document shall remain in full force and effect, as further amended by this Amendment, and the Borrower hereby ratifies and confirms its obligations thereunder.

5.                                      Representations and Warranties.

(a)                                  The Borrower hereby certifies that (i) the representations and warranties of the Borrower in the Agreement are true and correct in all material respects as of the date hereof, as if made on the date hereof and (ii) no Event of Default and no event which could become an Event of Default with the passage of time or the giving of notice, or both, under the Agreement or the Collateral Documents exists on the date hereof.

(b)                                 The Borrower further represents that it has all the requisite power and authority to enter into and to perform its obligations under this Amendment, and that the execution, delivery and performance of this Amendment have been duly authorized by all requisite action and will not violate or constitute a default under any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect or of the organizational documents of the Borrower, or of any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound.

(c)                                  The Borrower also further represents that the Borrower’s reimbursement obligation under the Agreement is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of such obligations.

6.                                      Conditions Precedent.  The amendments set forth herein shall be effective as of the Effective Date upon the fulfillment, to the satisfaction of the Bank and its counsel, of the following conditions precedent:

(a)                                  The Borrower shall have delivered to the Bank the following, all of which shall be in form and substance satisfactory to the Bank and shall be duly completed and executed:

(i)                                     a fully executed counterpart of this Amendment, including the Consent of Guarantors; and

(ii)                                  such additional documents, certificates and information as the Bank may reasonably request.

(b)                                 The representations and warranties set forth in the Agreement shall be true and correct on and as of the date hereof.

(c)                                  No Event of Default hereunder, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default shall have occurred and be continuing as of the date hereof.

7.                                      No Waiver.  This Amendment does not and shall not be deemed to constitute a waiver by the Bank of any Event of Default, or of any event which with the passage of time or the giving of notice or both would constitute an Event of Default, nor does it obligate the Bank to agree to any further modifications to the Agreement or the Collateral Documents or constitute a waiver of any of the Bank’s other rights or remedies.

8.                                      Release and Indemnity.  (a) Recognizing and in consideration of the Bank’s agreement to the amendments provided herein, the Borrower hereby waives and releases the Bank and its officers, attorneys, agents, directors, and employees from any liability, suit, damage, claim, actions, counterclaims or offsets, loss or expense of any kind or nature whatsoever and howsoever arising, whether known or unknown and whether based on facts now known or unknown, direct or derivative, that the Borrower, or anyone claiming in a derivative capacity from the Borrower, ever had or has as of the date of this Amendment against any of them including, without limitation, any of the foregoing arising out of or relating to the Bank’s or such other Persons’ acts or omissions with respect to this Amendment, the other documents executed in connection herewith, the Agreement, the Collateral Documents, the Bond Documents or any other matters described or referred to herein or therein.

(b)                                 The Borrower further hereby agrees to indemnify and hold the Bank and its respective officers, attorneys, agents, directors and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Bank or any of them on account of anything arising out of this Amendment, the Agreement, the Collateral Documents, the Bond Documents or any other document or instrument delivered pursuant hereto or thereto up to and including the date of this Amendment; provided that, the

Borrower shall not have any obligation hereunder to the Bank or such other Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Bank or such other Person.

9.                                      Miscellaneous.

(a)                                  All terms, conditions, provisions and covenants in the Agreement and the Collateral Documents and all other documents delivered to the Bank in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Agreement or any Collateral Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b)                                 This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(c)                                  In the event any provisions of this Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(d)                                 This Amendment shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(e)                                  This Amendment, and the Agreement and Collateral Documents as amended hereby, shall inure to the benefit of, and be binding upon, the parties hereto and thereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                                    The headings used in this Amendment are for convenience of reference only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

INNOVATIVE SOLUTIONS AND SUPPORT, LLC

By:	Innovative Solutions and Support, Incorporated, its sole member and manager

	By:	/s/ James Reilly
Name: James Reilly
Title: CFO

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John M DiNapoli
Name: John M DiNapoli
Title: V.P.